Exhbit 99.1

Jerash Holdings to Present at DA Davidson, Roth Conferences in March

Fairfield, New Jersey / March 5, 2020 / – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today announced that CFO Gilbert Lee's team will present at investor conferences hosted by D.A. Davidson and Roth Capital Partners during the month of March.

CFO Gilbert Lee's team will present at the D.A. Davidson 3rd Annual Consumer Growth Conference in New York on Thursday, March 12. The Company will host individual meetings throughout the day. The conference will be held at the Lotte New York Palace Hotel.

CFO Gilbert Lee's team also plans to present at the 32nd Annual Roth Conference on Monday, March 16, 2020. The Company will host one-on-one investor meetings throughout the day. The conference will be held at the Ritz-Carlton Hotel, Laguna Niquel.

Conference participation at these events is by invitation only. For more information or to schedule a one-on-one meeting, please contact your respective institutional representative or Jerash’s Investor Relations representative, Matt Kreps of Darrow Associates, at 214-597-8200 or mkreps@darrowir.com.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, etc.). Its production facilities are currently made up of four factory units and three warehouses and it currently employs approximately 3,900 people. The total annual capacity at its facilities was approximately 8.0 million pieces as of the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact Information:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com